Exhibit 4.1

VOTING DEED

THIS VOTING DEED (this “DEED”) is dated as of May 3, 2024, by and among AINOS INC., a Cayman Islands company (“Ainos KY”), and ASE TEST, INC. (“Stockholder”).

WHEREAS Stockholder is a stockholder of Ainos, Inc., a Texas corporation (the “Company”);

WHEREAS the Company is currently traded on NASDAQ under the stock symbol “AIMD.”

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Shares Subject to Agreement. Stockholder agrees to vote all of its voting shares in the Company in the manner as shall be determined at the sole discretion of Ainos KY.

2. Additional Shares. If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, “Additional Shares”) as a result of acquisition by any means, or via stock split, stock dividend, recapitalization, or reorganization of the shares in the Company, the provisions of this Agreement shall thereafter be applicable to such Additional Shares until the end of the term of this Agreement.

3. Selling Restrictions. The Stockholder agrees, without the Ainos KY’s written consent, not to sell and transfer more than 20% of the shares of the Company held by the Stockholder in any given one-calendar-year period (with the first year commencing on the date of the Agreement) until the fifth (5th) anniversary of the date of this Agreement; provided, however, if the Stockholder has not sold the full 20% of its shares in a given calendar year, any remaining unsold portion from that calendar year may be cumulatively carried over and added to the 20% quota for the following calendar year. By way of illustration, if the Stockholder sells 10% of its shares in the first calendar year, it may carry over the remaining 10% to the second calendar year such that the Stockholder is permitted to sell up to 30% of the shares in the second calendar year. Notwithstanding the preceding sentence, the Stockholder may transfer the shares of the Company to any of its affiliates provided the transferee agrees to be subject to the terms of this Voting Deed by signing a voting deed substantially similar to this Deed. Stockholder agrees to notify Ainos KY at least five (5) business days before the day when Stockholder sells and transfers any shares of the Company.

4. Termination. This Deed shall commence immediately upon execution and continue in force and effect until the first anniversary of this Deed. Notwithstanding the preceding sentence, the Deed shall automatically be extended for additional one (1) year periods unless the Stockholder delivers a written notice to Ainos KY and the Company for termination of this Deed at least thirty (30) calendar days prior to the end of any term.

5. Notices. Any notices required or permitted to be sent hereunder shall be delivered either by person, by courier service, or by electric mail to the following addresses, or such other address as any party hereto designates by written notice to the other party.

If to the Company:	Ainos, Inc.
Address: 8880 Rio San Diego Drive, Suite 800
San Diego, CA 92108
Attention: Tsai, Chun Hsien, Chairman, President and
CEO
Email:

If to Ainos KY:	Ainos Inc.
Address: P.O. Box 31119 Grand Pavilion, Hibiscus
Way, 802 West Bay Road, Grand Cayman, KY1-1205
Cayman Islands
Attention: Tsai, Chun Hsien, Director
Email:

If to Stockholder:	ASE TEST, INC.
Address: 10, West 5th Street, Nanzih Dist.,
Kaohsiung, 811, Taiwan
Attention: Joseph Tung
Email:

6. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by the State of New York. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any United States federal court or state court located in the state of New York, and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding.

7. Miscellaneous.

(a) Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the party hereto to whom it is being enforced.

(b) Counterparts; Execution. This Agreement may be executed individually by the counterparts, all of whom taken together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic mail signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into effective as of the date first set forth above.

AINOS INC.
a Cayman Islands company

By:	/s/ Chun-Hsien Tsai
Name:	Chun-Hsien Tsai
Title:	Director

STOCKHOLDER:

ASE TEST, INC.

/s/ Chien Shen Jason Chang
(Signature)

Chien Shen Jason Chang
(Print Name)

Chairman
(Print title if signing on behalf of an entity)

Signature Page to Voting Agreement

Page 3 of 3